UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2007

State Bancorp, Inc.
(Exact name of registrant as specified in its charter)

New York	0-14874	11-2846511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

699 Hillside Avenue
New Hyde Park, NY 11040-2512
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (516) 437-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events

On March 27, 2007, the Board of Directors of State Bancorp, Inc. (the "Company") approved a Voluntary Exit Window Program for all employees of the registrant and its subsidiaries with twenty (20) years or more of continuous service, projected to December 31, 2007.  Any eligible employee who chooses to participate in the Voluntary Exit Window Program by signing an election form, employment termination agreement and release, will receive a package of special termination benefits.  This package includes a lump sum cash incentive payment of up to 105% of annual base salary, access to continued group health benefits for a limited period following termination, and outplacement counseling.  The Board of Directors took this action to increase operating efficiency by reducing overhead costs as part of an ongoing program to improve profitability.

Twenty-two employees of the Company and its subsidiaries are eligible to participate in this program, including:  Thomas F. Goldrick, Jr., Chairman and Chief Executive Officer of the Company and State Bank of Long Island, Inc. (the "Bank"); Daniel T. Rowe, Vice Chairman and Chief Administrative Officer of the Company and Vice Chairman of the Bank; and Richard W. Merzbacher, Vice Chairman of the Company and Vice Chairman and Chief Administrative Officer  of the Bank.  Eligible employees must decide whether to participate no later than May 31, 2007.  If all eligible employees elect to participate, the program's approximate one-time cost to the Company will be $3.25 million.  The Company cannot project at this time the results of the program or quantify its effect on future operating expense.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1               Voluntary Exit Window Program Term Sheet

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2007	State Bancorp, Inc.

	By:	/s/ Brian K. Finneran
Brian K. Finneran Chief Financial Officer